8x8, Inc. Appoints John Pagliuca to Board of Directors

CAMPBELL, Calif.-- November 18, 2024 -- 8x8, Inc. (NASDAQ: EGHT), a leading business communications, CX and Communications Platform as a Service provider, today announced the appointment of John Pagliuca, President and Chief Executive Officer at N-able (NYSE:NABL) to the Company’s Board of Directors, effective November 18, 2024.
Pagliuca has over 20 years of leadership experience in the software and Software as a Service (SaaS) space. Pagliuca currently serves as the chief executive officer of N-able, with previous experience as the executive vice president of SolarWinds and president of Solar Winds MSP. He joined SolarWinds through the acquisition of LOGICNow, where he served as chief financial officer. Before joining LOGICNow, Pagliuca was the vice president of finance and operations of GFI Software and before that, the vice president of finance for Airvana, a leading mobile data software company, where he played key roles in taking Airvana public in 2007 and pushing them over $500 million in revenue prior to the company’s acquisition by a private equity firm in 2010.
“We are thrilled to welcome John Pagliuca to the Board of Directors,” said Samuel Wilson, Chief Executive Officer at 8x8, Inc. “As a team, we look forward to the expertise John brings to the table, such as his proven track record driving revenue and business growth, and we know he is going to be an invaluable addition to our board.”
With Pagliuca’s appointment, 8x8’s board of directors now has eight members. The members of the 8x8 Board of Directors can be found on the Company’s website at https://www.8x8.com/about-us/management.
About 8x8 Inc.
8x8, Inc. (NASDAQ: EGHT) is all about customer experience (CX) powered by business communications. 8x8 helps organizations eliminate silos and unlock the potential of every interaction by providing one platform and one data model for business communications, contact center, and communication APIs. By connecting customer interaction data across every agent, employee, and touch point, enhanced by the power of AI and supported by a strong technology ecosystem, 8x8 enables organizations to elevate CX, maximize operational efficiencies, and drive growth. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, X, and Facebook.
8x8® is a trademark of 8x8, Inc.
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